Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2022 Fourth Quarter and Full Year Results

Lakewood, Colorado, November 17, 2022. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth quarter and fiscal year ended September 30, 2022 and provided its outlook for fiscal 2023.

Highlights for Fourth Quarter Fiscal 2022 Compared to Fourth Quarter Fiscal 2021

●	Net sales increased 0.6% to $274.2 million;
●	Daily average comparable store sales decreased 0.2%, and increased 15.8% on a three-year basis;
●	Net income was $2.2 million, with diluted earnings per share of $0.09; and
●	Adjusted EBITDA was $13.6 million.

Highlights for Fiscal 2022 Compared to Fiscal 2021

●	Net sales increased 3.2% to $1.1 billion;
●	19th consecutive year of positive comparable store sales growth;
●	Daily average comparable store sales increased 2.6%, and 15.7% on a three-year basis;
●	Net income was $21.4 million, with diluted earnings per share of $0.94; and
●	Adjusted EBITDA was $62.2 million.

"The fourth quarter results were in-line with our expectations given the moderation of pandemic trends, including more normalized levels of summer travel and food-away-from-home consumption,” said Kemper Isely, Co-President. “We estimate that product cost inflation was approximately 7% for the fourth quarter and 5% for the fiscal year. Historically, our inflation rate has been more stable than conventional grocers due to our specialized supply chain. In the last year our inflation rate was lower than our peers, and did not contribute to our comparable store sales to the same magnitude as our peers. We continue to pass along the impact of product cost inflation through pricing.”

Mr. Isely continued “We had record results for the full year, achieving our previously announced guidance for daily average comparable store sales growth and diluted earnings per share. Fiscal 2022 was our nineteenth consecutive year of positive daily average comparable store sales growth. As we look forward to fiscal 2023, we remain focused on enhancing shareholder value by driving profitable growth, leveraging our differentiated model, emphasizing operational excellence, and executing to our founding principles.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Fourth Quarter Fiscal 2022 Compared to Fourth Quarter Fiscal 2021

During the fourth quarter of fiscal 2022, net sales increased $1.6 million, or 0.6%, to $274.2 million, compared to the fourth quarter of fiscal 2021, due to a $2.9 million increase in new store sales, partially offset by a $0.8 million decrease in sales from one store that closed at the beginning of the third quarter and a $0.5 million decrease in comparable store sales. Daily average comparable store sales decreased 0.2% in the fourth quarter of fiscal 2022, comprised of a 2.6% decrease in daily average transaction count, offset by a 2.5% increase in daily average transaction size. The increase in net sales was primarily driven by new store sales and retail price inflation, partially offset by a moderation of the pandemic trends we experienced in the fourth quarter of last year.

Gross profit was $75.8 million in each of the fourth quarters of fiscal 2022 and 2021. Gross profit reflects earnings after product and store occupancy costs. Gross margin decreased 20 basis points to 27.6% during the fourth quarter of fiscal 2022, compared to the fourth quarter of fiscal 2021. The decrease in gross margin was primarily driven by lower product margin attributed to higher freight, distribution and shrink expenses.

Store expenses during the fourth quarter of fiscal 2022 increased 7.2% to $63.0 million. Store expenses as a percentage of net sales were 23.0% during the fourth quarter of fiscal 2022, up from 21.5% in the fourth quarter of fiscal 2021. The increase in store expenses as a percentage of net sales was primarily driven by higher wage rates. Store expenses included long-lived asset impairment charges of $2.8 million in the fourth quarter of fiscal 2022 and $1.1 million in the fourth quarter of fiscal 2021.

Administrative expenses during the fourth quarter of fiscal 2022 increased 16.4% to $8.6 million. Administrative expenses as a percentage of net sales were 3.2% in the fourth quarter of fiscal 2022, up from 2.7% in the fourth quarter of fiscal 2021.

Operating income for the fourth quarter of fiscal 2022 was $3.6 million, compared to $9.4 million in the fourth quarter of fiscal 2021. Operating margin during the fourth quarter of fiscal 2022 decreased to 1.3%, compared to 3.4% in the fourth quarter of fiscal 2021.

Net income for the fourth quarter of fiscal 2022 was $2.2 million, or $0.09 diluted earnings per share, compared to net income of $7.2 million, or $0.32 diluted earnings per share, for the fourth quarter of fiscal 2021.

Adjusted EBITDA for the fourth quarter of fiscal 2022 was $13.6 million, compared to $17.8 million in the fourth quarter of fiscal 2021.

Operating Results — Fiscal 2022 Compared to Fiscal 2021

During fiscal 2022, net sales increased $34.1 million, or 3.2%, to $1.1 billion, compared to fiscal 2021, due to a $27.1 million increase in comparable store sales and an $8.6 million increase in new store sales, partially offset by a $1.6 million decrease in sales from one store that closed at the beginning of the third quarter of fiscal 2022. Daily average comparable store sales increased 2.6% in fiscal 2022, comprised of a 2.1% increase in daily average transaction size and a 0.4% increase in daily average transaction count. The increase in net sales was primarily driven by retail price inflation, our customers’ response to pandemic trends, new store sales, marketing initiatives, and increased engagement in our {N}power® customer loyalty program.

Gross profit during fiscal 2022 increased 4.3% to $304.9 million, primarily driven by increased sales volumes. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased 30 basis points to 28.0% during fiscal 2022, compared to fiscal 2021. The increase in gross margin was primarily driven by improved product margin and store occupancy cost leverage.

Store expenses during fiscal 2022 increased 3.2% to $242.1 million. Store expenses as a percentage of net sales were unchanged at 22.2% for fiscal year 2022, as leverage attributed to higher sales offset higher labor expense due to increased wage rates. Store expenses included long-lived asset impairment charges of $2.9 million in fiscal 2022 and long-lived asset impairment charges and store closing costs of $1.5 million in fiscal 2021.

Administrative expenses during fiscal 2022 increased 11.3% to $31.6 million. Administrative expenses as a percentage of net sales were 2.9% during fiscal 2022, up from 2.7% in fiscal 2021.

Operating income for fiscal 2022 was $30.2 million, compared to $28.3 million in fiscal 2021. Operating margin during fiscal 2022 increased to 2.8%, compared to 2.7% in fiscal 2021.

Net income for fiscal 2022 was $21.4 million, or $0.94 diluted earnings per share, compared to net income of $20.6 million, or $0.91 diluted earnings per share, for fiscal 2021.

Adjusted EBITDA for fiscal 2022 was $62.2 million, compared to $60.3 million in fiscal 2021.

Balance Sheet and Cash Flow

As of September 30, 2022, the Company had $12.0 million in cash and cash equivalents, no outstanding borrowings on its $50.0 million revolving credit facility, and $15.7 million outstanding on its term loan facility.

During fiscal 2022, the Company generated $39.7 million in cash from operations and invested $31.1 million in net capital expenditures, primarily for new and relocated stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.10 per common share. The dividend will be paid on December 14, 2022 to stockholders of record at the close of business on November 28, 2022.

Growth and Development

During the fourth quarter of fiscal 2022, the Company opened two stores and relocated/remodeled one store, ending the quarter with a total of 164 stores in 21 states. During fiscal 2022, the Company opened three new stores and relocated two stores.

As of November 17, 2022, the Company has signed leases for an additional five new stores planned to open in fiscal years 2023 and beyond.

Fiscal 2023 Outlook

The Company is introducing its fiscal 2023 outlook reflecting current operating trends, consumer consumption trends, and the uncertainty of the economic environment, including inflationary factors. The Company expects:

Fiscal 2023 Outlook
Number of new stores	4-6
Number of relocations/remodels	1-2
Daily average comparable store sales growth	-2.0% to 1.0%
Diluted earnings per share	$0.70 to $0.90

Capital expenditures (in millions)	$28 to $35

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q4 FY 2022 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 164 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, deflationary, recessionary, business, interest rate, labor market, competitive, market, regulatory and other factors, and other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2021 (the Form 10-K) and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2022	2021	2022	2021
Net sales	$274,206	272,649	1,089,625	1,055,516
Cost of goods sold and occupancy costs	198,403	196,855	784,744	763,328
Gross profit	75,803	75,794	304,881	292,188
Store expenses	62,992	58,748	242,057	234,586
Administrative expenses	8,638	7,420	31,562	28,355
Pre-opening expenses	557	255	1,107	920
Operating income	3,616	9,371	30,155	28,327
Interest expense, net	(679)	(572)	(2,371)	(2,271)
Income before income taxes	2,937	8,799	27,784	26,056
Provision for income taxes	(777)	(1,586)	(6,419)	(5,475)
Net income	$2,160	7,213	21,365	20,581

Net income per share of common stock:
Basic	$0.10	0.32	0.94	0.91
Diluted	$0.09	0.32	0.94	0.91
Weighted average number of shares of common stock outstanding:
Basic	22,689,714	22,619,902	22,666,773	22,591,816
Diluted	22,838,786	22,704,008	22,816,614	22,711,003

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$12,039	23,678
Accounts receivable, net	10,496	8,489
Merchandise inventory	113,756	100,546
Prepaid expenses and other current assets	4,369	2,914
Total current assets	140,660	135,627
Property and equipment, net	157,179	151,399
Other assets:
Operating lease assets, net	307,132	316,388
Finance lease assets, net	43,554	39,367
Deposits and other assets	452	530
Goodwill and other intangible assets, net	14,131	11,768
Total other assets	365,269	368,053
Total assets	$663,108	655,079
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$71,283	68,949
Accrued expenses	26,737	26,589
Term loan facility, current portion	1,750	1,750
Operating lease obligations, current portion	34,735	33,308
Finance lease obligations, current portion	3,223	3,176
Total current liabilities	137,728	133,772
Long-term liabilities:
Term loan facility, net of current portion	13,938	21,938
Operating lease obligations, net of current portion	295,064	301,895
Finance lease obligations, net of current portion	44,664	39,450
Deferred income tax liabilities, net	15,902	15,293
Total long-term liabilities	369,568	378,576
Total liabilities	507,296	512,348

Stockholders’ equity:
Common stock, $0.001 par value. 50,000,000 shares authorized, 22,690,188 and 22,620,417 shares issued at September 30, 2022 and 2021, respectively	23	23
Additional paid-in capital	58,072	57,289
Retained earnings	97,717	85,419
Total stockholders’ equity	155,812	142,731
Total liabilities and stockholders’ equity	$663,108	655,079

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2022	2021
Operating activities:
Net income	$21,365	20,581
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,906	29,633
Impairment of long-lived assets and store closing costs	2,920	1,155
Loss on disposal of property and equipment	78	209
Share-based compensation	1,186	877
Deferred income tax expense	609	864
Non-cash interest expense	22	24
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(2,973)	30
Income tax receivable	(631)	3,004
Merchandise inventory	(13,210)	(371)
Prepaid expenses and other assets	(1,025)	(141)
Operating lease assets	31,895	31,090
(Decrease) increase in:
Operating lease liabilities	(29,044)	(32,030)
Accounts payable	447	(2,639)
Accrued expenses	148	1,594
Net cash provided by operating activities	39,693	53,880
Investing activities:
Acquisition of property and equipment	(28,038)	(26,350)
Acquisition of other intangibles	(3,406)	(1,937)
Proceeds from sale of property and equipment	21	89
Proceeds from property insurance settlements	280	443
Net cash used in investing activities	(31,143)	(27,755)
Financing activities:
Borrowings under revolving facility	129,000	65,900
Repayments under revolving facility	(129,000)	(65,900)
Borrowings under term loan facility	—	35,000
Repayments under term loan facility	(8,000)	(11,313)
Finance lease obligation payments	(2,719)	(2,823)
Dividends to shareholders	(9,067)	(51,453)
Loan fees paid	—	(52)
Payments on withholding tax for restricted stock unit vesting	(403)	(340)
Net cash used in financing activities	(20,189)	(30,981)
Net decrease in cash and cash equivalents	(11,639)	(4,856)
Cash and cash equivalents, beginning of year	23,678	28,534
Cash and cash equivalents, end of year	$12,039	23,678
Supplemental disclosures of cash flow information:
Cash paid for interest	$627	370
Cash paid for interest on financing lease obligations, net of capitalized interest of $313 and $194, respectively	1,801	1,782
Income taxes paid	7,012	6,747
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$6,965	4,770
Acquisition of other intangibles not yet paid	12	319
Property acquired through operating lease obligations	24,429	9,216
Property acquired through finance lease obligations	9,625	3,025

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended September 30,		Year ended September 30,
	2022	2021	2022	2021
Net income	$2,160	7,213	21,365	20,581
Interest expense, net	679	572	2,371	2,271
Provision for income taxes	777	1,586	6,419	5,475
Depreciation and amortization	6,818	7,171	27,906	29,633
EBITDA	10,434	16,542	58,061	57,960
Impairment of long-lived assets and store closing costs	2,825	1,050	2,920	1,455
Share-based compensation	299	211	1,186	877
Adjusted EBITDA	$13,558	17,803	62,167	60,292

EBITDA decreased 36.9% to $10.4 million for the fourth quarter of fiscal 2022 compared to $16.5 million for the fourth quarter of fiscal 2021. EBITDA increased 0.2% to $58.1 million for fiscal 2022 compared to $58.0 million for fiscal 2021. EBITDA as a percentage of net sales was 3.8% and 6.1% for the fourth quarters of fiscal 2022 and 2021, respectively. EBITDA as a percentage of net sales was 5.3% and 5.5% for fiscal 2022 and 2021, respectively.

Adjusted EBITDA decreased 23.8% to $13.6 million for the fourth quarter of fiscal 2022 compared to $17.8 million for the fourth quarter of fiscal 2021. Adjusted EBITDA increased 3.1% to $62.2 million for fiscal 2022 compared to $60.3 million for fiscal 2021. Adjusted EBITDA as a percentage of net sales was 4.9% and 6.5% for the fourth quarters of fiscal 2022 and 2021, respectively. Adjusted EBITDA as a percentage of net sales was 5.7% for both fiscal 2022 and 2021.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment and store closing costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.